_____________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934 (the "Act")

January 8, 2004

(Date of earliest event reported)

SUITE 101.COM, INC.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25136 (Commission File Number)	33-0464753 (I.R.S. Employer Identification No.)

200, 630 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 0J9

(Address of principal executive offices)

Telephone Number (403) 777-9250

(Registrant's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c)

Exhibits:

99.1.

Press release dated January 8, 2004.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 8, 2004

SUITE 101.COM, INC.

(Registrant)

/s/ Patricia Price

Patricia Price

Corporate Secretary

EXHIBIT

Press release dated January 8, 2004

SUITE101 ANNOUNCES PARTICIPATION INTEREST IN THE AWARD OF TWO NEW ONSHORE EXPLORATION BLOCKS IN INDIA

January 8, 2004

Suite101.com, Inc. (“BOWG” on the OTCBB) of Calgary, Alberta announced today its 10% participation interest in the award of two new onshore Exploration Blocks in the Cambay Basin in India under the Fourth round of the New Exploration Licensing Policy (NELP-IV) bidding which closed on September 30, 2003.  The Cambay Basin is located onshore in the West of India, in the State of Gujarat.

On January 20, 2004, there is expected to be an official signing in New Delhi, India of all of the NELP-IV Production Sharing Contracts (“PSC”) awarded.  At the signing the Company, through its wholly-owned subsidiary, GeoGlobal Resources (Barbados) Inc. (“GeoGlobal”), along with its joint venture partners, will enter into two new Production Sharing Contracts with the Government of India covering the new onshore Exploration Blocks CB-ONN-2002/2 and CB-ONN-2002/3.

The Production Sharing Contracts expected to be entered into will each provide for work commitments to be performed over three phases over a period of a total of six years with specified 3D seismic and exploration drilling activities to be conducted during those work commitment periods.  The Company will be required to fund its proportionate share of the costs incurred in these activities estimated to be approximately US$2.5 million over the six years.

CB-ONN-2002/2, also referred to as Blocks 9A and 9B under NELP-IV, covers an area of approximately 125 square kilometers (sq. km) on shore in the Cambay Basin.  GeoGlobal holds a 10% participating interest (“PI”), Gujarat State Petroleum Corporation Limited (“GSPC”) holds a 60% PI, and Jubilant Enpro Limited, (“Enpro”) who is the operator, holds the remaining 30% PI.

The work commitment is to acquire 75 sq. km of 3D seismic and drill a total of 11 exploration wells to various depths between 1000 and 2200 meters.

CB-ONN-2002/3, which is also referred to as Blocks 10A and 10B under NELP-IV, covers an area of approximately 285 sq. km. onshore in the Cambay Basin.  GeoGlobal holds a 10% PI.  GSPC is the operator and holds a 55% PI, with the remainder held by Enpro and Prize Petroleum Company Limited.

The work commitment is to acquire 120 sq. km of 3D seismic and drill a total of 17 exploration wells to various depths between 1500 and 3000 meters.

Mr. Jean P. Roy, President and CEO of the Company, stated “…The recent award of two exploration blocks in which we will hold an interest will bring a significant increase in drilling activity for the Company with participation in lower risk, onshore, exploration drilling activities..  The Cambay Basin already contains a number of proven producing petroleum and natural gas fields and the Company Blocks are located adjacent to recent discoveries by GSPC. ”

With respect to the status of the KG-OSN-2001/3 Exploration Block (“KG Block”) in which the Company holds an interest, preliminary mapping has been completed on the newly acquired 1298 sq. km of marine 3D seismic survey program conducted in the first half of 2003.  While processing and interpretation of the data is continuing, a number of prospects have been identified and mapped.  The KG drilling strategy is being formulated and a number of sea bed cores have already been drilled for the intended positioning of the jack-up drilling rig.  The multi-well drilling program is on target and is expected to commence near the end of the first quarter of 2004.

Cautionary Statement to Investors

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the outcome of the oil and gas exploration, development and drilling activities in the exploration block in which the Company owns an interest off the east coast of India and the two additional exploration blocks recently awarded in the Cambay Basin. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities and involve risks and uncertainties. There are numerous risks and uncertainties involved in the Company's acquisition of unproved minority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are not determined to be commercially productive. The blocks are a highly speculative exploration opportunities and pursuing the development of the exploration blocks will involve material risks to the Company and will result in material dilution to its stockholders.  The Company will be required to fund its share of the costs incurred during the work commitment phase under the Production Sharing Contracts relating to the exploration blocks in the Cambay Basin and there can be no assurance that such funds will be available to the Company in the amounts required.  Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. There can be no assurance that the Company's oil and gas exploration and production activities will be commercially successful or result in material revenues to the Company.  Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:

Allan J. Kent, Executive VP and CFO

Brent Peters, Director

phone: 403-777-9250

phone: 416-628-5901

fax: 403-777-9199

email: info@geoglobal.com